Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Parkway Properties, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-3 of Parkway Properties, Inc. of our reports dated March 9, 2012, except for note A, which is as of March 6, 2013, and notes G and N, which are as of January 3, 2014, with respect to the consolidated balance sheet of Parkway Properties, Inc. and subsidiaries as of December 31, 2011, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for the years ended December 31, 2011 and 2010, and all related financial statement schedules for the years ended December 31, 2011 and 2010, which reports appear in the December 31, 2012 annual report on Form 10-K of Parkway Properties, Inc. and to the reference of our firm under the heading “Experts” in the prospectus.

Our audit report with respect to the consolidated financial statements makes reference to a change in the presentation of comprehensive loss and retrospective application of certain reclassifications associated with discontinued operations.

/s/ KPMG LLP

Jackson, Mississippi

January 6, 2014